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                                                                     EXHIBIT 3.3

Amendment of Bylaws
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RESOLVED, that, effective as of the date hereof, Section 1 of Article III of the Company's By-Laws is hereby deleted in its entirety and the following substituted in lieu thereof:

                         "Section 1.  A.  Number and Classification of
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                         Directors.
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                         The number of directors of the corporation
                  which shall constitute the Board of Directors shall be
                  nine, but such number may thereafter be changed from time
                  to time by resolution of the Board of Directors; provided,
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                  however, that the number of the directors of the corporation
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                  shall not be less than three.  The Board of Directors shall be divided into three classes, as nearly equal in number as possible, which shall be designated Class A, Class B and Class
                  C. The class of each of the directors elected at the 1996 annual meeting of stockholders (the "1996 Meeting") shall be designated by the Board. The term of office of each member then designated as a Class A director shall expire at the annual meeting of stockholders next ensuing the 1996 Meeting, that of each member then designated as a Class B director at the annual meeting of stockholders one year thereafter, and that of each member then designated as a Class C director at the annual meeting of stockholders two years thereafter.
                  At each annual meeting of stockholders held after the election and classification of the Board of Directors at the 1996 Meeting, directors elected to succeed those whose terms then expire shall be elected for a term of three years expiring at the third succeeding annual meeting thereafter and until their respective successors are elected and have qualified or until their earlier displacement from office by resignation, removal or otherwise.

                         B. Changes in the Number of Directors; Election by
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                  Plurality.  If the number of directors has changes, any
                  ----------
                  increase or decrease in the number of directors shall be apportioned among the classes so that the number of directors in each class remain as nearly equal as possible; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. Directors shall, except as otherwise required by law, the Certificate of Incorporation or Section 2 of this Article, be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election.

                         C. Eligibility of Persons to Serve as Directors. No
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                  person shall be eligible to be elected, reelected or
                  appointed as a director of the corporation who has reached the age of 73; provided, however, that the board of directors
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                  of the corporation will have the authority to waive this
                  retirement provision with respect to any director if, in the judgement of the board of directors, the retention of any such director would be in the best interests of the corporation. A person does not have to be a stockholder of the corporation to eligible for election, reelection or appointment to the board of directors of the corporation.

                         D. Nominations of Persons to Serve as Directors.
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                  The board of directors may designate a committee to
                  evaluate and recommend to the board of directors qualified nominees for election or appointment as directors. The board of directors, or such committee as so designated, will give appropriate consideration to a written recommendation by a stockholder of the corporation for the nomination of a qualified person to serve as a director of the corporation, provided that such recommendation, in the judgement of the board of directors or the designated committee, contains sufficient information regarding the proposed nominee necessary for the board of directors or the designated committee to properly evaluate such nominee's qualifications to serve as a director of the corporation."